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Comfort Systems USA, Inc.


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Sheet Metal Workers' International Association

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                        Date of Release by SMWIA: 1/09/02


                  Comfort Systems Shareholder Newsletter

                                   Issue One

                   Large Majority Supports Effort To
                   Restrict Replacement Stock Options


Some 676 Comfort Systems shareholders responded to a mailing asking for their views on limiting future stock option grants. Over 580, or approximately 86%, support efforts to adopt a policy of not repricing options or granting new ones because the old ones go underwater, unless the shareholders specifically approve such action. The policy was proposed in response to a company disclosure that options were granted to five executives because previously awarded options were underwater.

Of the respondents whose number of shares could be determined, holders of 1.36 million shares supported the proposal and holders of 435,000 shares opposed. Many large shareholders voiced support for the view that repricing of options because the exercise price is below market value (or the granting of new options) is unfair to shareholders.

Some respondents apparently misunderstood the proposal because they stated that they opposed it because they opposed further stock dilution or opposed current management. The proposal does not further stock dilution nor take a position on current management.

               SEC Asked To Investigate Comfort Systems
               Accounting For Replacement Stock Options

The SMWIA is concerned that Comfort Systems may be inaccurately reporting earnings because it has not taken a charge for the value of the replacement stock options. We have asked the Securities and Exchange Commission to investigate the company's accounting practices in this matter.

The Financial Accounting Standards Board, in a statement known as Interpretation No. 44, requires companies to take a quarterly charge for the increased value of any replacement stock options.

Comfort Systems management has asserted that it believes the stock options do not necessitate a charge to earnings. Because the issue is new, we have asked the SEC to investigate and advise whether a charge to earnings is required.


The Sheet Metal Workers' International Association, which owns
1,400 shares of company stock and is the proposal sponsor, represents over 150,000 members in the sheet metal industry, including approximately 500 Comfort Systems employees.